Exhibit 21.1

Entity	State/ Country of Formation
Editorial TI Mexico, S.A. de C.V.	Mexico
Entertainment Weekly Inc.	Delaware
Essence Communications Inc.	Delaware
Essence Festivals LLC	Delaware
Essence Festivals Investments LLC	Louisiana
Essence Festivals Productions LLC	Louisiana
Expansión Noticias, S. de R.L. de C.V.	Mexico
Expansion, S.A. de C.V.	Mexico
Grupo Editorial Expansion International LLC	Florida
International Publishing Corporation Limited	United Kingdom
IPC Magazines Group Limited	United Kingdom
IPC Magazines Holdings Limited	United Kingdom
IPC Magazines (UK) Limited	United Kingdom
IPC Media Limited	United Kingdom
Magazines TI Mexico, S. de R.L. de C.V.	Mexico
Medio Tiempo, S.A. de C.V.	Delaware
Metros Cúbicos, S.A. de C.V.	Mexico
Mexico Magazines Holdings LLC	Delaware
MNI Targeted Media Inc.	Delaware
NewSub Magazine Services LLC	Delaware
NSSI Holdings Inc.	Delaware
Southern Progress Corporation	Delaware
Synapse Group, Inc.	Delaware
Synapse Retail Ventures, Inc.	Delaware
Synapse Ventures, Inc.	Delaware
This Old House Ventures, Inc.	Delaware
TI Circulation Holdings LLC	Delaware
TI Distribution Holdings LLC	Delaware
TI International Holdings Inc.	Delaware
TI Live Events Inc.	Delaware
TI Magazine Holdings LLC	Delaware
TI Mexico Holdings Inc.	Delaware
TI Sales Holdings LLC	Delaware
Time Consumer Marketing, Inc.	Delaware
Time Customer Service, Inc.	Delaware
Time Distribution Services Inc.	Delaware
Time Expansion, S. de R.L. de C.V.	Mexico
Time Home Entertainment Inc.	Delaware
Time Inc. Affluent Media Group	New York
Time Inc. Lifestyle Group	Delaware
Time Publishing Ventures, Inc.	Delaware
Time Inc. Ventures	Delaware
Time Magazines Europe Ltd.	United Kingdom

Time UK Publishing Holdings Limited	United Kingdom
Time Warner Publishing B.V.	Netherlands
Time/Warner Retail Sales & Marketing Inc.	New York